Exhibit 99.1

Mitchell E. Hersh	Direct: 732.590.1040
President and Chief Executive Officer	Email: mhersh@mack-cali.com

May 3, 2013

Kathryn Cohen

ISS Governance

702 King Farm Boulevard

Suite 400

Rockville, MD 20850

Re: ISS Review of Mack-Cali 2013 Proxy

Dear Kathryn:

I write to you in reference to the ISS review of the Mack-Cali 2013 proxy. First, I would like to thank you and your team for the time and effort you put into the preparation of your report on our proxy filing. Secondly, I write to you to in several regards based on my review of your report:

•                  There are certain positions taken by ISS in the report that result from a misinterpretation of certain Mack-Cali compensation practices and certain facts and I wanted to clarify them for you.

•                  It is a very strong desire of Mack-Cali that our executive compensation programs be within the guidelines of ISS and in that regard receive “for” vote recommendations on our Say-on-Pay and the equity incentive plan upsizing resolutions, both of which are critically important to the Company.

Further, we are now immediately moving to make several key modifications to certain of the in-place compensation programs that we believe are material and place our programs within the guidelines of ISS and it is most important to advise you of these changes and discuss the same. We would look to make these changes formal through public filings on Form 8-k early next week.

As the forgoing matters are critically important to my company, I would respectfully request that we have a direct telephone call on Monday to discuss these matters fully as I think that anything short of a direct discussion would be a disservice to both ISS and Mack-Cali. Thank you.

Sincerely,

/s/ Mitchell E. Hersh
Mitchell E. Hersh
President and Chief Executive Officer

P.O. BOX 7817 EDISON, NJ 08818-7817   T: 732.590.1000   F: 732.205.8237   WEB: WWW.MACK-CALI.COM

DELIVERY ADDRESS: 343 THORNALL STREET EDISON, NJ 08837-2206

Mack-Cali Realty Corporation

ISS Compensation Feedback

2013 Proxy

	Current Program/ISS Understanding	Modifications and Proposed Change
2013LTIP Concept

ISS understanding (per page 16 of the report) of the Outperformance Plan component of the 2013 LTIP is that these “awards are additive to existing incentive opportunities, and may provide substantial additional compensation.”

We want to clarify that the new 2013 LTIP program is in no way “additive” but rather is simply a replacement for the 2007 LTIP Plan that expired at the end of 2012. Incorporated within the 2013 replacement program, the Company introduced a new OPP concept that will include pre-determined TSR hurdles in addition to the multi-year performance awards historical utilized. Again, the design of the two components was done on a holistic-basis to simply replace the 2007 Plan.

OPP Measurement Period	As currently disclosed in the proxy, the OPP Plan was based on a 1 year performance period.	The revised filing will modify the OPP Plan performance period, which will be changed to 2 years.

OPP Performance Hurdles

As currently disclosed in the proxy, the 2013

OPP/TSR-based awards will begin to be earned based on the following:

-                    Absolute Hurdle – TSR Performance (including stock price + dividends) above 6.0%

-                    Relative Hurdle – TSR Performance at or above the 40th percentile

The revised filing will modify the 2013 OPP/TSR-based awards, which will be amended so that the awards will be earned based on the achievement of the following hurdles:

-                    Absolute Hurdle – Stock appreciation of 17.5% (no credit will be applied for dividend payments)

-                    Relative Hurdle – TSR Performance at or above the 50th percentile

Carry-Back/Carry-Forward Feature

As currently disclosed in the proxy, if the Company’s TSR exceeds the maximum TSR Performance Targets for that year, then the amount of such excess TSR may be carried forward or backward to any other year during the five year performance period covered by TSR-Based Performance Agreements for purposes of satisfying the TSR Performance Targets in such other year.

The revised filing will eliminate the carry-back/carry-forward feature.

Annual Bonus Plan	As currently disclosed in the proxy, the Company utilizes a fully discretionary annual bonus program.	The revised filing will modify the annual bonus plan and commit the Company, beginning in 2014, to utilize a formulaic bonus program based on pre-determined performance metrics.

Equity Incentive Plan Upsizing	Per page 22 of ISS’ report, CLI has historically awarded approximately 39% of its equity grants to the CEO and 65% to the NEOs.

The revised equity incentive plan proposal will commit that going-forward no more than 25% of the grants will be awarded to the CEO and 50% to the NEOs (which approximates the Company’s GICS median amounts).

Severance Payments	Per page 16 of ISS’ report, ISS states that the CEO’s cash severance upon a CIC equal ‘‘the amount is $8 million, or approximately 4 times his salary and bonus compensation.”

We want to clarify that the $ 8 million represents

approximately a 3x multiple of the CEO’s salary and bonus (as disclosed on page 29 of the proxy) calculated as follows:

Salary:   $1,050,000

Bonus:   1,613,040*

Total:     $2.663.040 x 3 = Approximately $8 million

Severance Multiple-3x salary + bonus

*Please note that per the disclosure on page 29 of the proxy, the annual CEO bonus was paid in a combination of fully-vested stock and cash. (Separately, the

Company grants long-term equity awards which are not be utilized in determining the severance multiple.)